MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2007 RESULTS
Reported Diluted Earnings Per Share of $0.39
$0.45 Excluding Deferred Financing Costs Associated with Refinancing Credit Facility

Bayonne, New Jersey, August 7, 2007—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the second quarter ended June 30, 2007.

Second Quarter 2007 highlights versus Second Quarter 2006 (excluding $2.4 million of deferred financing costs, or $0.06 per share, in the second quarter 2007 related to refinancing of credit facility):

-	Wholesale segment net sales increased 2.5% to $105.2 million.

-	International sales increased 17.0% to $10.3 million.

-	Consolidated gross margins increased 220 basis points to 39.9%.

-	Operating income increased 13.3% to $20.5 million.

-	Net income increased 16.0% to $10.9 million.

-	Diluted earnings per common share increased 15.4% to $0.45.

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Total cash and cash equivalents was $15.3 million at the end of the second quarter. During the second quarter, Maidenform prepaid $10.0 million reducing its debt outstanding and put in place a new $150.0 million credit facility. The Company also prepaid an additional $10.0 million of its long-term debt subsequent to June 30, 2007, reducing total debt outstanding to $90.0 million.

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On August 7, 2007, Maidenform’s Board of Directors increased the Company’s stock repurchase program by an additional $12.6 million. This new authorization now provides the Company with the ability to repurchase up to $25.0 million of common stock.

Thomas J. Ward, Chief Executive Officer, stated, “I am pleased with our second quarter performance and our team’s ability to drive strong earnings per share growth. We implemented three key actions in the quarter that further strengthened our position for long-term success. First, our focus on Maidenform’s branded business led to low double-digit net sales growth in our branded wholesale business. Second, we improved consolidated gross margins by 220 basis points to 39.9% through our customer and product mix in the quarter, as well as sourcing initiatives. And last, we strengthened the balance sheet by refinancing our credit facility with significantly lower rates, while maintaining financial flexibility to execute future growth.”

Financial Results for Second Quarter 2007 versus Second Quarter 2006
Net sales for the second quarter of 2007 increased $1.9 million, or 1.6%, to $119.0 million. Wholesale segment net sales in the second quarter of 2007 increased $2.6 million, or 2.5%, to $105.2 million.  Total international sales, which are included in the wholesale segment, rose $1.5 million, or 17.0%, to $10.3 million. Retail segment net sales decreased $0.7 million, or 4.8%, to $13.8 million in the second quarter of 2007.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $8.6 million, or 14.4%, to $68.2 million in the second quarter of 2007. Growth in this channel was largely driven by strong performance in the Company’s full-figure Lilyette® brand, the successful introduction of Maidenform’s The Smooth BraTM Collection and the launch of a new shapewear brand, Control ItTM, with a national chain store customer.

Mass Merchants
Mass merchant channel net sales decreased $5.5 million, or 17.7%, to $25.5 million in the second quarter of 2007. As previously stated, net sales in this channel were expected to be unfavorably affected for this period reflecting the transition throughout 2007 of re-intensifying the Company’s Self Expressions® brand from a private brand with one mass customer.

In the second quarter of 2007, Maidenform continued to increase the product placement and allotted selling space of its Sweet Nothings® brand with one mass customer, particularly in full-figure bras, strapless bras and shapewear.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, decreased $0.5 million, or 4.2%, to $11.5 million in the second quarter of 2007. This decrease was due to a non-recurring private brand program with a specialty retailer in the year-ago quarter, which was partially offset by an increase in licensing income, higher sales from an off-price retailer and liquidation sales in the second quarter of 2007.

International sales, which are included in the total wholesale segment and with results highlighted above, were primarily driven by strong net sales in Mexico from the continued expansion of Maidenform’s Sweet Nothings® brand, in addition to expanding in other countries with a warehouse customer.

Retail Segment

Same store sales for Maidenform’s retail outlet stores decreased 6.1% as a result of a decrease in customer traffic, although partially offset by an increase in average retail transaction sales. Maidenform had 77 retail outlet stores as of the end of the second quarter of 2007 compared to 75 retail outlet stores as of the end of the second quarter of 2006. Internet sales increased 25.0% to $1.0 million in the second quarter of 2007.

Consolidated gross profit increased $3.3 million, or 7.5%, to $47.5 million in the second quarter of 2007. As a percentage of net sales, consolidated gross margins were 39.9% versus 37.7% in the same year-ago period. This increase was a result of both customer and product mix, including the Company’s 14.4% net sales increase in the department stores and national chain stores channel, as well as improvements from the Maidenform’s sourcing initiatives.

Consolidated selling, general and administrative expenses (SG&A) increased $0.9 million, or 3.4%, to $27.0 million primarily from increased workers’ compensation and medical expenses as a result of increased claims in 2007. Partially offsetting this increase was a decrease in advertising expense as a result of more focused advertising expenditures and decreased fees associated with Sarbanes-Oxley compliance. As a percentage of net sales, SG&A was 22.7% in the second quarter of 2007 compared to 22.3% for the comparable year-ago period.

Operating income increased $2.4 million, or 13.3%, to $20.5 million in the second quarter of 2007 versus $18.1 million in the year-ago period.

Net interest expense for the second quarter of 2007 was $4.3 million, up from $2.2 million in the second quarter of 2006. On June 15, 2007, Maidenform refinanced its credit facility with a new $150.0 million credit facility. The new credit facility consists of a 7-year term loan of $100.0 million and a 5-year revolving loan of $50.0 million. In connection with this refinancing, Maidenform expensed $2.4 million of deferred financing costs. Excluding this item, net interest expense was $1.9 million for the second quarter of 2007 compared to $2.2 million for the second quarter of 2006.

Maidenform’s effective income tax rate for the second quarter of 2007 was 41.7% compared to 40.7% for the second quarter of 2006. The increase in the effective income tax rate was primarily the result of Financial Accounting Standards Board Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” Additionally, as a result of net operating loss carryforwards (NOLs), Maidenform expects that its cash tax rate for 2007, which represents the amount of taxes to be paid, will be approximately 30%.

Net income for the second quarter of 2007 was $9.5 million and diluted earnings per common share (EPS) were $0.39. Excluding the deferred financing costs associated with the refinancing of the Company’s credit facility ($1.4 million after tax), net income was $10.9 million, or $0.45 diluted earnings per common share, representing an increase in EPS of 15.4% compared to the year-ago period.

Total cash and cash equivalents at the end of the second quarter of 2007 was $15.3 million. Maidenform continued to de-leverage its balance sheet with $10.0 million of debt prepayments in the second quarter of 2007. In addition, the Company prepaid another $10.0 million of debt subsequent to the end of the second quarter. These actions reduced Maidenform’s total debt outstanding to $90.0 million as of August 3, 2007.

Stock Repurchase Program
On August 7, 2007, the Company’s Board of Directors increased Maidenform’s stock repurchase program by an additional $12.6 million. As a result of this increase, the Company is currently authorized to repurchase up to $25.0 million of common stock in the open market, depending on market conditions and corporate considerations, from available cash flow and borrowings under its revolving loan. Prior to this authorization, Maidenform had purchased a total of $7.6 million of its common stock under the stock repurchase program.

Financial Results for Year-To-Date 2007 versus Year-To-Date 2006
Net sales for the first six months of 2007 increased $8.2 million, or 3.8%, to $226.2 million. Wholesale segment net sales, on a year-to-date basis, increased $9.2 million, or 4.8%, to $202.2 million with low double-digit percentage growth in wholesale branded sales. Retail segment net sales for the first six months of 2007 decreased $1.0 million, or 4.0%, to $24.0 million. Maidenform’s net sales performance by channel of distribution is highlighted in Exhibit 1 of this press release.

Consolidated gross profit increased $4.2 million, or 5.1%, to $86.4 million for the first six months of 2007. As a percentage of net sales, consolidated gross margins increased 50 basis points to 38.2%.

Operating income increased $9.9 million, or 32.1%, to $40.7 million on a year-to-date basis. Excluding the pension curtailment gain of $6.1 million in the first quarter of 2007, operating income for the first six months of 2007 increased $3.8 million, or 12.3%, to $34.6 million. For the first six months of 2007, operating income, as a percentage of net sales, increased to 18.0% (15.3% excluding the curtailment gain) compared to 14.1% for the first six months of 2006.

Net income for the first six months of 2007 was $20.1 million, or $0.83 diluted earnings per common share, compared to $15.7 million, or $0.65 diluted earnings per common share, for the first six months of 2006. Excluding the curtailment gain and deferred financing costs associated with the refinancing of the Company’s credit facility (a combined $2.2 million after tax), net income was $17.9 million, or $0.74 diluted earnings per common share, for the first six months of 2007.

Financial Performance Guidance for 2007
Maidenform slightly revised its financial performance guidance for the full-year 2007 last stated in the Company’s May 8, 2007 press release by adjusting the lower end of the range for its net sales expectations to 5% to 7% from 6% to 7%. This change reflects lower sales expectations in Maidenform’s retail outlet segment and taking a more cautious position regarding the retail climate overall. All other financial performance guidance measures remained unchanged.

As the Company has previously stated, the third quarter of 2007 represents a transition period, compared to the prior year, as Maidenform drives its branded sales from private label sales. As a result of this circumstance, the Company is also providing additional insight for its expected performance in the third and fourth quarters.

Net sales for the second half of 2007 are expected to increase in a range of approximately 6.5% to 8.5% with net sales in the third quarter of 2007 slightly down from the third quarter of 2006, and net sales in the fourth quarter of 2007 increasing by double-digits over the fourth quarter of 2006. Strong fourth quarter net sales are expected to be driven, in particular, by specific product launches in the department stores and national chain stores channel scheduled for the late Fall of this year, in addition to branded products making a meaningful contribution to mass merchant channel sales.

Due to the factors stated above, both operating income and earnings per share (EPS) are expected to be lower in the third quarter of 2007 and significantly higher in the fourth quarter of 2007, each compared to the same periods in 2006. For full-year 2007, operating income is expected to increase 10% to 14% and EPS is expected to increase 15% to 18% from full-year 2006.

The following chart summarizes Maidenform’s financial performance expectations for full-year 2007:

Financial Measure	Current Outlook	Previous Outlook
Net sales growth	5%-7%	6%-7%
Consolidated gross margins	Approximately 38%	Approximately 38%
Operating income growth	10%-14%	10%-14%
Total operating cash flow	$30 million-$35 million	$30 million-$35 million
EPS growth	15%-18%	15%-18%

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, August 8th at 8:30 am EDT to discuss its second quarter 2007 results, in addition to providing an update on the business. The conference call telephone number is (866) 578-5784 and the passcode is Maidenform. The conference call will be simultaneously webcast and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through August 22, 2007 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 74818507.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 55 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	June 30, 2007	December 30, 2006
Assets
Current assets
Cash and cash equivalents	$15,253	$14,617
Accounts receivable, net	57,268	39,142
Inventories	55,290	46,911
Deferred income taxes	9,556	9,459
Prepaid expenses and other current assets	5,991	6,203
Total current assets	143,358	116,332
Property, plant and equipment, net	19,784	18,454
Goodwill	7,884	7,884
Intangible assets, net	99,097	99,678
Other non-current assets	1,209	2,505
Total assets	$271,332	$244,853

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$-
Accounts payable	25,969	13,195
Accrued expenses and other current liabilities	21,912	21,176
Total current liabilities	48,981	34,371
Long-term debt	98,900	110,000
Deferred income taxes	19,411	16,223
Other non-current liabilities	8,618	9,358
Total liabilities	175,910	169,952

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 23,053,355 outstanding at June 30, 2007
and 23,488,357 issued and 22,964,826 outstanding at December 30, 2006	235	235
Additional paid-in capital	60,376	59,478
Retained earnings	39,396	20,953
Accumulated other comprehensive income	336	158
Treasury stock, at cost (435,002 shares at June 30, 2007 and 523,531 shares
at December 30, 2006)	(4,921)	(5,923)

Total stockholders’ equity	95,422	74,901
Total liabilities and stockholders’ equity	$271,332	$244,853

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$118,960	$117,139	$226,193	$217,983
Cost of sales	71,394	72,923	139,755	135,788
Gross profit	47,566	44,216	86,438	82,195
Selling, general and
administrative expenses	27,063	26,121	45,739	51,443
Operating income	20,503	18,095	40,699	30,752

Interest expense, net	4,246	2,201	6,267	4,269
Income before provision
for income taxes	16,257	15,894	34,432	26,483
Income tax expense	6,775	6,476	14,358	10,818
Net income	$9,482	$9,418	$20,074	$15,665
Basic earnings per common share	$0.41	$0.41	$0.87	$0.68
Diluted earnings per common share	$0.39	$0.39	$0.83	$0.65
Basic weighted average number of
shares outstanding	23,014,893	22,996,480	22,996,174	23,157,568
Diluted weighted average number of
shares outstanding	24,196,358	24,118,332	24,170,707	24,276,912

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30, 2007	July 1, 2006
Cash flows from operating activities
Net income	$20,074	$15,665
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	1,453	1,394
Amortization of intangible assets	581	581
Amortization of deferred financing costs	2,787	427
Stock-based compensation	1,048	1,045
Deferred income taxes	3,764	2,846
Excess tax benefits related to stock-based compensation	(514)	-
Pension plan curtailment gain	(6,099)	-
Net changes in operating assets and liabilities
Accounts receivable	(18,126)	(25,169)
Inventories	(8,379)	(6,569)
Prepaid expenses and other current and
non-current assets	(463)	(996)
Accounts payable	12,774	11,710
Accrued expenses and other current and
non-current liabilities	3,722	1,771
Income taxes payable	408	4,102
Net cash from operating activities	13,030	6,807
Cash flows from investing activities
Capital expenditures	(2,313)	(1,068)
Net cash from investing activities	(2,313)	(1,068)
Cash flows from financing activities
Term loan borrowings	100,000	-
Term loan repayments	(110,000)	(12,500)
Borrowings under revolving loan	5,000	-
Repayments under revolving loan	(5,000)	-
Deferred financing costs	(1,068)	(300)
Proceeds from stock options exercised	338	36
Excess tax benefits related to stock-based compensation	514	-
Payments of capital lease obligations	(50)	-
Purchase of common stock for treasury	-	(6,098)
Net cash from financing activities	(10,266)	(18,862)
Effects of exchange rate changes on cash	185	(201)
Net increase (decrease) in cash	636	(13,324)
Cash and cash equivalents
Beginning of period	14,617	30,978
End of period	$15,253	$17,654

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$4,179	$4,756
Income taxes	$9,139	$3,722

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$470	$-

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended				Six months ended
	June 30, 2007	July 1, 2006	$ change	% change	June 30, 2007	July 1, 2006	$ change	% change
	(in millions)				(in millions)
Department Stores and
National Chain Stores	$68.2	$59.6	$8.6	14.4%	$121.7	$118.9	$2.8	2.4%
Mass Merchants	25.5	31.0	(5.5)	(17.7)	54.1	50.1	4.0	8.0
Other	11.5	12.0	(0.5)	(4.2)	26.4	24.0	2.4	10.0
Total Wholesale	105.2	102.6	2.6	2.5	202.2	193.0	9.2	4.8

Retail	13.8	14.5	(0.7)	(4.8)	24.0	25.0	(1.0)	(4.0)

Total Consolidated Net Sales	$119.0	$117.1	$1.9	1.6%	$226.2	$218.0	$8.2	3.8%

	Three months ended		Six months ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Bras	69%	69%	72%	68%
Shapewear	22	21	19	22
Panties	9	10	9	10
	100%	100%	100%	100%

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